SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement

[  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[  ]  Definitive Information Statement

LIPIDVIRO TECH, INC.

(Name of Registrant as Specified in its Charter)

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Contact Person:

Branden T. Burningham, Esq.

Suite 205, 455 East 500 South Street

Salt Lake City, Utah 84111

Tel: 801-363-7411; Fax: 801-355-7126

LIPIDVIRO TECH, INC.

1338 South Foothill Blvd., Suite 126

Salt Lake City, Utah  84108

(801) 583-9900

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This Information Statement is being furnished to the stockholders of LipidViro Tech, Inc., a Nevada corporation (the “Company,” “LipidViro,” “we”, “our” or “us” or words or similar import), in connection with certain corporate actions (the “Proposals”) unanimously approved by our Board of Directors.  The holders of a total of 10,036,000 shares of our common stock, representing approximately 55.9% of our 17,964,830 outstanding voting securities (the “Majority Stockholders”), have also adopted, by written consent, all of the Proposals.  No other votes are required or necessary to adopt and complete the Proposals.

The Proposals are as follows:

Proposal No. 1.     To amend our Articles of Incorporation to effect a reverse split of our outstanding common stock on a one-for-14 basis, while retaining the current par value of one mill ($0.001) per share, with appropriate adjustments being made in our additional paid in capital and stated capital accounts, with all fractional shares to be rounded up to the nearest whole share.

The amendment to our Articles of Incorporation will become effective on the later of (i) the opening of business on _______, 2008; or (ii) a date that is at least 21 days from the mailing of this Information Statement to our stockholders (the “Effective Date”).

Proposal No. 2:     To approve the sale of certain of our patent rights and the inventions covered thereby, which collectively constitute substantially all of the Company’s assets (the “Technology”);

Proposal No. 3:  To approve the transfer and divesture of our wholly-owned subsidiary, LipidViro Tech, Inc., a Utah corporation, to Benedente Holdings, LLC, a Wyoming limited liability company (“Benedente”), pursuant to a Subsidiary Disposition Agreement under which Benedente has agreed to indemnify the Company against all  Company indebtedness outstanding at March 31, 2008.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE TRANSACTIONS; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS; OR PASSED UP0N THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

APPROXIMATE DATE OF MAILING: _________, 2008.

PROPOSAL 1

ONE-FOR-14 REVERSE STOCK SPLIT

General

On April 2, 2008, our Board of Directors and the Majority Stockholders unanimously approved a one-for-14 reverse stock split of our issued and outstanding shares of common stock.  The Board of Directors and the Majority Stockholders determined that by reducing the number of shares of our common stock from 17,964,830 shares to approximately 1,283,202 shares, the Company will be better positioned to effect our business strategy of entering into a business combination with a private entity that has current business operations.

The reverse stock split, when implemented, will not change the par value of our common stock or change the number of authorized shares thereof.  Following the reverse split, each stockholder will hold approximately the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split.

Uncertainties with Regard to the Reverse Stock Split

There is no assurance that once the reverse stock split is effected that we will be able to consummate a business combination.

Although our common stock is currently quoted on the OTC Bulletin Board under the symbol “LPVT,” there is no active or liquid trading market for our common stock, and there can be no assurance that an active or liquid trading market will develop in the future.  As such, we are not able to predict what, if any, impact the reverse stock split will have on the market or market price for our common stock.  The bid quotation per new share of our common stock after the reverse stock split may not rise or remain constant in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split.  Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

Principal Effects of the Reverse Stock Split

Corporate Matters

The reverse stock split will be effected simultaneously for all of our common stock and the exchange ratio will be the same for all of our common stock.  Any fractional shares that would otherwise be issuable to any shareholder as a result of the reverse stock split shall be rounded up to the nearest whole share.  Following the reverse split, each stockholder will hold approximately the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split.

Following the reverse stock split, we will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Fractional Shares

No scrip or fractional certificates will be issued in connection with the reverse stock split.  Instead, any fractional share that results from the reverse stock split will be rounded up to the next whole share.  This is being done to avoid the expense and inconvenience of issuing and transferring fractional shares of our common stock as a result of the reverse stock split.

Effective Increase in Authorized and Unissued Shares

As of April 2, 2008, 150,000,000 shares of our common stock were authorized, of which 17,964,830 shares were issued and outstanding.  Although the number of shares of common stock we are authorized to issue will not change as a result of the reverse stock split, the reverse split will reduce the number of issued and outstanding shares of our common stock and will effectively increase the number of authorized and unissued shares available for future issuance.  Authorized and unissued shares may be issued for such purpose or purposes as may be determined by the Board of Directors including, but not limited to, financings and acquisitions.  If we issue additional shares, the ownership interest of holders of common stock will be diluted.

Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the reverse stock split ratio and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value of our common stock will also change because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company), the reverse stock split is not a response to any effort of which we are aware to accumulate our shares of common stock or obtain control of the Company, nor is it part of a plan by our management to recommend a series of similar amendments to our Board of Directors and stockholders.

PROPOSAL 2

APPROVAL OF THE SALE OF THE TECHNOLOGY

On January 3, 2008, LipidViro Tech, Inc., a Utah corporation (“LipidViro Utah”), which is a wholly-owned subsidiary of the Company, entered into an Option Agreement with AcquiSci, Inc., a New Jersey corporation located at 400 4th Avenue, Belmar, New Jersey  07719 (“AcquiSci”).  In consideration of the sum of $100, LipidViro Utah granted to AcquiSci an option to purchase certain patent rights in technology owned by LipidViro Utah, which comprises substantially all of its assets, and by extension, substantially all of the Company’s assets (the “Technology”), for a period of 60 days from the date of the Option Agreement.  AcquiSci had the right to exercise its option by executing the Agreement to Purchase Technology (the “Purchase Agreement”) that was attached as Exhibit “B” to the Option Agreement.

Under the Purchase Agreement, AcquiSci may purchase the Technology by delivering to LipidViro Utah:

(a)

the sum of $1.00;

(b)

executed releases of all claims against the Company and LipidViro Utah by Joseph Latino; Geribald Investments; Linda Sharkus; and Acquis Associates, amounting to an aggregate of $255,000;

(c)

(i) 616,000 shares of the Company’s common stock; (ii) a Class A Warrant to purchase 560,000 shares of the Company’s common stock; and (iii) a Class B Warrant to purchase 560,000 shares of the Company’s common stock, all of which are owned by Mr. Latino and/or Geribald Investments; and

(d)

(i) 295,793 shares of the Company’s common stock; and (ii) a Class A Warrant to purchase 70,000 shares of the Company’s common stock, all of which are held by Ms. Sharkus and/or Acquis Associates.

Ms. Sharkus is a former director of the Company and Mr. Latino is a former consultant to the Company and a co-inventor of the Company’s technology.  In addition, Ms. Sharkus is the majority owner and controlling party of Acquis Associates, and Mr. Latino is the majority owner and controlling party of Geribald Investments.

The parties have executed the Purchase Agreement and releases and AcquiSci has deposited the sum of $1.00 and the above-referenced shares and warrants with its counsel pending closing of the transaction.  Closing of this transaction is subject to the approval of the holders of a majority of the Company’s outstanding voting securities and compliance with Regulation 14A or Regulation 14C of the Securities and Exchange Commission, as applicable.   On April 2, 2008, the Company’s Board of Directors and the Majority Stockholders voted to adopt, approve and ratify the sale of the Technology and the execution of the Option Agreement and the Purchase Agreement.  The sale of the Technology will become effective on the Effective Date, at which time our President and CEO, Kenneth Hamik, will execute an Assignment of the Technology to AcquiSci.

The Company has not received any revenue since its inception on May 6, 2003, and we have incurred a net loss of $5,092,250 from that date through December 31, 2007.  As of December 31, 2007, our total assets were valued at $325,747, of which $290,317, or approximately 89%, was goodwill, and our total liabilities were $1,629,050.  In addition, as of that date, our cash on hand totaled only $46, and we have been unable to obtain financing for our planned clinical trials on favorable terms.  Without this funding, we have been unable to proceed with our plan of operation.  Accordingly, our Board of Directors and the Majority Stockholders have determined that the Company’s best course of action is to seek a merger or acquisition transaction with an operating company, and to sell the Technology in furtherance of this goal.  The sale of the Technology will help make the Company a more suitable candidate for such a transaction by:

•

disposing of assets that are unlikely to be of any practical use to the Company following any such merger or acquisition transaction;

•

further reducing the number of issued and outstanding shares of our common stock, and eliminating the need to reserve a sufficient number of shares of common stock for issuance upon the exercise of the Class A Warrants and/or the Class B Warrants; and

•

eliminating the possibility of any liabilities that may stem from any legal claims that may be asserted against the Company by Joseph Latino; Geribald Investments; Linda Sharkus; and Acquis Associates.

The Technology consists of the patent rights to certain technology relating to viral inactivation using ozone and therapeutics for treatment of ischemic stroke and various other diseases.  Copies of the Option Agreement and the Purchase Agreement, including a detailed description of the Technology, are attached as exhibits to the Company’s Current Report on Form 8-K dated January 3, 2008, which is attached as Appendix A hereto and incorporated herein by reference.

PROPOSAL 3

DISPOSITION OF ALL OF THE COMPANY’S SHARES OF LIPIDVIRO UTAH

On April 2, 2008, the Company executed a Subsidiary Disposition Agreement with its wholly-owned subsidiary, LipidViro Tech, Inc., a Utah corporation (“LipidViro Utah”); and Benedente.  Benedente is controlled by Steven Keyser, who is a director of the Company.  Under the Subsidiary Disposition Agreement, Benedente agreed to cancel the Company’s promissory note in favor of Benedente in the principal amount of $719,885 (the “Benedente Note”), and the Company’s promissory note in favor of Lombard Inc. in the principal amount of $600,000 (the “Lombard Note”), which has been assigned to Benedente, including all outstanding principal and interest on both Notes, and to use its best efforts to negotiate the settlement of an additional $413,782.54 in Company indebtedness (the “Indebtedness”).  Benedente further agreed to indemnify the Company against any and all liabilities of LipidViro outstanding as of March 31, 2008, at law or in equity, regardless of legal theory, including but not limited to: (i) all claims relating to the Indebtedness and/or the Notes; (ii) any claims for pre-judgment and post-judgment interest, court costs and attorney’s fees; and (iii) any claims based on the theory of fraudulent transfer or any similar theory as it relates to the sale of the Technology and/or the disposition of Subsidiary.  In consideration thereof, the Company agreed to transfer to Benedente all of its shares of LipidViro Utah, subject to:  (i) the prior sale of the Technology; and (ii) compliance with applicable laws and regulations.

The Company’s Board of Directors and the Majority Stockholders adopted and approved the Subsidiary Disposition Agreement on April 2, 2008, on the grounds that:

•

the cancellation of the Benedente Note and the Lombard Note and the settlement of the Indebtedness will make the Company a more attractive candidate for a merger or acquisition transaction with an operating entity; and

•

following the sale of the Technology, LipidViro Utah will have no material assets or operations and will therefore be of little value to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the share holdings of those persons who beneficially own more than five percent of our common stock as of April 2, 2008:

Ownership of Principal Stockholders

Title Of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class(1)
Common Stock	Thomas J. Howells 4685 S. Highland Dr., Suite 202 Salt Lake City, UT 84117	7,336,000	40.8%
Common Stock	Mark Sansom 4685 S. Highland Dr., Suite 207 Salt Lake City, UT 84117	1,400,000	7.8%
Common Stock	Kelly Trimble 4685 S. Highland Dr., Suite 207 Salt Lake City, UT 84117	1,350,000	7.5%
Common Stock	Travis T. Jenson 4685 S. Highland Dr., Suite 202 Salt Lake City, UT 84117	1,350,000	7.5%
Total		11,436,000	63.6%

(1)  Based on 17,964,830 outstanding common shares.

Security Ownership of Management

The following table sets forth the share holdings of the Company’s directors and executive officers as of April 2, 2008:

Ownership of Officers and Directors

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class(1)
Common Stock	Kenneth P. Hamik	175,000	1.0%
Common Stock	Benedente Holdings, LLC	0	-0-

(1)  Based on 17,964,830 outstanding common shares.

Changes in Control

On January 28, 2008, Jenson Services, Inc., a Utah corporation (“Jenson Services”), executed an Option Agreement whereby it or its designees would acquire 13,066,734 shares (representing 72.7%) of our issued and outstanding common stock.  These shares were purchased for the sum of $25,000 through the exercise of an option granted to Jenson Services on December 18, 2007, by Benedente Holdings, LLC, a Wyoming limited liability company; B’Chesed, LLC, a Wyoming limited liability company; Sleepy Lion, LLC, a Wyoming limited liability company; Steven Keyser; and Keith Keyser (collectively, the “Optionors”).  The Optionors collectively owned all of the shares of common stock purchased by Jenson Services.  The $25,000 purchase price for these shares came from Thomas J. Howells; Travis T. Jenson and Kelly Trimble, $8,333,33 each.

The foregoing transaction was governed by the terms of an Option Agreement dated December 18, 2007, and amended on January 23, 2008 (as amended, the “Option Agreement”).  Pursuant to the terms of the Option Agreement, Jenson Services has the right to place its designees on the Company’s Board of Directors and the Optionors have agreed to use their best efforts to facilitate the preparation of such documentation as may be necessary or advisable in this regard.  As of the date hereof, Jenson Services has not designated any persons to serve on the Company’s Board of Directors.

Jenson Services has instructed the Company’s transfer agent to register these shares in the names of the following persons:  Thomas Howells (7,336,000 shares); Travis Jenson (1,350,000 shares); Kelly Trimble (1,350,000 shares); Mark Sansom (1,400,000 shares); Leonard W. Burningham, Esq., (742,893 shares); and Duane Jenson (887,850 shares).   The shares acquired by Messrs. Burningham and Jenson were acquired in consideration of services rendered.

Under the Option Agreement, if:  (i) Jenson Services acquires a majority of the Company’s outstanding shares of common stock pursuant to the exercise of its Option; and (ii) the Company subsequently enters into a merger or other transaction involving the acquisition of or a merger with an operating entity (collectively, (i) and (ii) shall be referred to as the “Merger Conditions”), Jenson Services agreed, within five business days of the closing of such a transaction, to pay to Mr. Keyser the sum of $200,000, less the then-outstanding Company liabilities as indicated on Schedule A to the Option Agreement.  It is these liabilities that are the partial subject of the Subsidiary Disposition Agreement discussed under Proposal 3, above.

Other than Jenson Services’ right to place its designees on the Board of Directors, as of the date hereof, there are no arrangements which may result in a change in control of the Company.

VOTING PROCEDURES

Section 78.390 of the Nevada Revised Statutes requires that amendments to a Nevada corporation’s Articles of Incorporation be approved by a vote of the holders of a majority of its voting securities.  In addition, under Section 78.565 of the Nevada Revised Statutes, a Nevada corporation may sell all of its property and assets upon the approval of its stockholders holding at least a majority of the corporation’s voting power.  On April 2, 2008, our Board of Directors and the Majority Stockholders, who collectively own approximately 55.9% of our outstanding shares of common stock, consented in writing to all three of the matters set forth in Proposals 1 through 3, above.  Accordingly, no additional stockholder votes or approvals are necessary, and we are not soliciting proxies with respect to any of the matters discussed herein.

DISSENTERS’ RIGHTS OF APPRAISAL

The Nevada Revised Statutes do not provide any dissenters’ rights with respect to either of the above-referenced Proposals.  Therefore, no dissenters’ rights of appraisal will be given in connection with either of these matters.

INTEREST OF PERSONS ON MATTERS TO BE ACTED ON

Except as indicated below, none of the officers or directors of the Company has a direct or indirect substantial interest, by security holdings or otherwise, in the corporate actions described herein.

Following the transfer of all of the Company’s shares of LipidViro Utah, Benedente will become the sole stockholder of that entity.  Steven Keyser is a director of the Company and may be deemed to control Benedente.

SHAREHOLDERS SHARING AN ADDRESS

We will deliver only one Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.  We undertake to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered.  A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting us at the address or phone number set forth above.  Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters.  Such reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C.  20549 or may be accessed at www.sec.gov.

APPENDICES

The following documents are appended to this information statement:

Appendix A

Current Report on Form 8-K dated January 3, 2008

Exhibit A:  Option Agreement

Exhibit B:  Agreement to Purchase Technology